SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

Roaring Blue Lion Capital Management, L.P.

Blue Lion Opportunity Master Fund, L.P.

BLOF II LP

Charles W. Griege, Jr.

Ronald K. Tanemura

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Blue Lion Capital Comments on the Decision by HomeStreet’s Board to Reject Dwight Capital’s Offer to Acquire its Fannie Mae DUS Business and Related Servicing

Believes HomeStreet’s Board Has Failed to Exercise its Fiduciary Duties to Fully Evaluate Dwight Capital’s Offer Without Due Consideration

Expresses Continued Concern About The Board’s Ability to Represent Shareholders’ Best Interests

Blue Lion Encourages Shareholders to Vote FOR Ronald K. Tanemura on the BLUE Proxy Card to Replace Incumbent Director Donald R. Voss

DALLAS, June 13, 2019 /PRNewswire/ -- Blue Lion Capital, a Dallas-based investment firm ("Blue Lion") that beneficially owns approximately 6.5% of the stock of HomeStreet, Inc. (Nasdaq: HMST) ("HomeStreet" or the "Company"), issued a statement today expressing its ongoing concern with the Company’s failure to fully engage with Dwight Capital about its offer to acquire HomeStreet’s Fannie Mae DUS license and related mortgage servicing rights (the “FNMA DUS business”).

Blue Lion believes the facts and timeline of the entire process involving HomeStreet and Dwight Capital are very troubling and are further evidence that change is needed on the HomeStreet Board of Directors.

On April 29, 2019, Dwight Capital issued a public letter expressing an interest in paying a premium to fair market value for HomeStreet’s FNMA DUS business, a very small business inside of HomeStreet.

On April 30, 2019, HomeStreet issued a press release stating that Mark Mason, HomeStreet’s CEO, was not aware of Dwight Capital’s interest as they had not previously contacted the Company. In short, we believe Mr. Mason completely misrepresented the interactions that took place between the two firms dating back to 2017 and perhaps even failed to inform HomeStreet’s Board of Directors about his previous discussions with Dwight Capital.

On May 22, 2019, Dwight Capital issued another public letter to HomeStreet’s Board directly refuting Mr. Mason’s statement that the two parties had not had previous discussions about Dwight Capital’s interest in acquiring HomeStreet’s FNMA DUS business.

On May 30, 2019, HomeStreet issued an investor presentation that revealed there were in fact “several intermittent email inquiries” from Dwight Capital about potentially acquiring the FNMA DUS business and that these inquiries were “consistently responded to with no interest in a sale.”

In the presentation, HomeStreet further stated that after speaking with Dwight Capital, they consulted with a third-party broker who estimated the offer Dwight Capital might make for HomeStreet’s FNMA DUS business would be a low single digit multiple on the annual income that the FNMA DUS business generates. Based on this disclosure, Blue Lion believes that HomeStreet presumed Dwight Capital might offer $40 million for the FNMA DUS business, which includes $28 million of associated servicing.

The Company then stated that, based on this presumed offer price, the Board had concluded that it did not make sense to pursue a sale of the FNMA DUS business at that time.

On June 4, 2019, Dwight Capital issued another open letter to HomeStreet’s Board presenting a preliminary offer of $60 million to acquire the FNMA DUS business. We believe this offer represented a 50% premium to the offer price HomeStreet presumed Dwight Capital might have made.

On June 6, 2019, HomeStreet commented that Dwight Capital’s offer would be carefully evaluated.

Six days later, on June 12, 2019, HomeStreet issued a press release concluding that Dwight Capital’s offer was not in the Company’s or shareholders’ best interests because it did not represent a compelling premium.

What does HomeStreet’s Board consider to be a compelling offer for the FNMA DUS business?

Blue Lion estimates that HomeStreet generated approximately $3 million of net income from the FNMA DUS business in 2018. Based on this calculation, Dwight Capital’s preliminary $60 million offer represented a 20x multiple on the earnings generated from the FNMA DUS business last year. Stated differently, it would take HomeStreet twenty years to produce the $60 million that Dwight Capital offered.

Without entering into serious negotiations with Dwight Capital, how does the Board know what Dwight Capital’s final offer might have been?

In our opinion, HomeStreet’s Board has refused to fully evaluate Dwight Capital’s offer consistent with its fiduciary duties under applicable law, as it promised it would do in the Company’s June 6, 2019, press release.

How can the HomeSteet Board determine the full value of these assets without employing a comprehensive market check?

In 2018, the 25 approved lenders that comprise the FNMA DUS program originated approximately $68 billion of qualifying loans. HomeStreet represented $218 million of that total, which means that the other 24 lenders originated the remaining $67.8 billion of loans.

In our view, there are likely to be several financial and strategic buyers interested in bidding for this scarce asset. At a minimum, we believe the Board should engage a better financial advisor to examine the full market value of the FNMA DUS business.

We believe shareholders deserve more from this HomeStreet Board of Directors.

For reasons such as this, Blue Lion has nominated a very experienced financial professional, Ronald K. Tanemura, for election to the Board of Directors at this year’s annual meeting. Blue Lion recommends shareholders vote the BLUE proxy card FOR Ronald Tanemura and FOR Blue Lion’s proposal to separate the roles of Chairman and CEO.

Blue Lion encourages its fellow shareholders to review its proxy materials, investor presentations and shareholder letters, all of which are available at www.FixHMST.com.

Important Information

Roaring Blue Lion Capital Management, L.P., Blue Lion Opportunity Master Fund, L.P., BLOF II LP, Charles W. Griege, Jr. (collectively, "Blue Lion") and Ronald K. Tanemura (together with Blue Lion, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of HomeStreet, Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Morrow Sodali, LLC.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Blue Lion with the SEC on May 16, 2019. This document is available free of charge from the sources indicated above.

Investor Contact:

Blue Lion Capital Management
Justin Hughes
214-855-2430
Justin@bluelioncap.com

Shareholder Contact:

Morrow Sodali, LLC

Mike Verrechia / Bill Dooley

(800) 662-5200

BlueLion@MorrowSodali.com